EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053

RYDER REPORTS FOURTH QUARTER
AND FULL YEAR 2003 RESULTS

-Fourth Quarter Earnings Up 22% from Year-Earlier Period-
-Full Year Earnings Improve 20% from 2002-
-Earnings Forecast Raised-

     MIAMI, February 5, 2004 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported net earnings of $39.4 million for the quarter ended December 31, 2003, up 22% compared with $32.4 million in the fourth quarter of 2002. Revenue for the fourth quarter 2003 was $1.22 billion, up 1% from $1.20 billion in the comparable period last year.

     Earnings per diluted share (EPS) for the fourth quarter of 2003 were $0.61, up 17% compared with $0.52 in the year-earlier period. EPS for the fourth quarter included a $0.03 per share charge related to the elimination of positions across all areas of the business. EPS in the year-earlier period included a $0.06 per share charge for restructuring and other items in connection with the elimination of positions.

     The fourth quarter revenue increase was positively influenced by several factors: stronger performance in international markets, primarily within the Company’s Supply Chain Solutions (SCS) business segment; favorable foreign exchange rates; and improved performance in the commercial rental product line. These impacts were minimized by the non-renewal of certain contracts.

     “Continued strong performance in our Supply Chain Solutions business segment helped Ryder deliver improved year-over-year earnings for the seventh consecutive quarter,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “The improvement in Ryder’s overall operating performance is even more significant when you consider that we overcame a year-over-year pension expense increase for the fourth quarter of approximately $12 million, most of which was absorbed by our Fleet Management Solutions business segment.”

Full Year 2003 Results

     Revenue for the full year 2003 was $4.80 billion, up 1% from $4.78 billion for 2002. Ryder’s full year 2003 earnings, before the cumulative effect of accounting changes, were $135.5 million, up 20% from $112.6 million for the prior year. EPS before the cumulative effect of accounting changes were $2.12 for the full year 2003, up 18% from $1.80 for the same period in 2002. Net earnings for the full year 2003 were $131.4, up 40% from $93.7 for the prior year. EPS were $2.06 for the full year 2003, up 37% from $1.50 for the same period in 2002.

     EPS for the full year 2003 included $0.06 in non-cash charges related to the cumulative effect of changes in accounting principles associated with the third quarter adoption of the Financial Accounting Standards Board’s Interpretation No. 46 (FIN 46), related to the accounting for variable interest entities, and the first quarter adoption of Statement of Financial Accounting Standards (SFAS) No. 143 related to the eventual retirement of long-lived assets (primarily related to components of revenue earning equipment). EPS in the year-earlier period included a $0.30 non-cash charge related to the cumulative effect of a change in accounting for goodwill, as required by the adoption of SFAS No. 142.

Fourth Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package which provides one-stop outsourcing of the acquisition, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, total revenue for the fourth quarter of 2003 was $811.3 million, compared with $804.7 in the year-earlier period. Dry revenue (revenue excluding fuel) in the fourth quarter of 2003 was $655.0 million, up 1% compared with $651.0 million in the year-earlier period. Dry revenue was affected by the impact of ancillary business not renewed earlier in the year. Fuel revenue for the fourth quarter of 2003 increased 2% compared with the same period in 2002 due to higher costs and related pricing increases. Full service lease and programmed maintenance revenue for the fourth quarter increased 1% compared to the prior-year period because of higher international revenue primarily in Canada and the U.K., offsetting softness in the U.S. Ryder’s fourth quarter 2003 commercial rental revenue grew 9%, up for the fifth consecutive quarter, driven primarily by better pricing combined with a small increase in transactions on a comparably sized fleet.

     The FMS business segment’s NBT decreased 13% to $55.2 million in the fourth quarter of 2003 compared with $63.8 million in the same period of 2002. This decrease was related primarily to the fourth quarter 2003 pension expense increase of $10.9 million compared with the same period last year. This impact was partially offset by better rental pricing, improvement in overhead expenses and a gain on the sale of a U.K. facility. Business segment NBT as a percentage of dry revenue was 8.4% in the fourth quarter of 2003 compared with 9.8% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, fourth quarter 2003 revenue totaled $351.5 million, up 2% from $344.4 million in the comparable quarter of 2002. Fourth quarter 2003 operating revenue (revenue excluding freight under management) was $246.1 million, up 5% from $233.6 million in the comparable period a year ago. The increases were due primarily to the start-up of an international inventory procurement contract, the terms of which were favorably renegotiated in the first quarter of 2004 to eliminate Ryder’s inventory exposure. Accordingly, revenue recognition accounting for the amended contract will require net revenue reporting (versus gross reporting as required by previous contract terms) on a prospective basis. The impact of net reporting related to this contract would have reduced fourth quarter 2003 segment revenue by approximately $10 million. SCS revenue was impacted by the non-renewal of certain customer contracts, competitive market conditions and volume reductions in some industry sectors. These factors are also expected to continue to impact revenue comparisons over the near term.

     The SCS business segment’s NBT was $14.2 million in the fourth quarter of 2003, an improvement from a loss of $1.1 million in the same quarter of 2002. Business segment NBT as a percentage of operating revenue was 5.8% in the fourth quarter of 2003 compared with negative NBT in the same quarter of 2002. SCS margin increases continue to be driven by process improvement, better operating performance and reduced overhead spending. Fourth quarter results also benefited from annual performance-based incentives with several customers, as well as the favorable completion of various customer and vendor matters, which totaled approximately $3 million.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and extensive logistical engineering support.

     In the DCC business segment, fourth quarter 2003 revenue totaled $130.4 million, down 2% compared with $133.6 million in the fourth quarter of 2002. Operating revenue in the fourth quarter was $129.0 million, down 3% compared with the year-earlier period.

     The DCC business segment’s NBT increased in the fourth quarter of 2003 to $11.1 million compared with $7.9 million in the fourth quarter of 2002. Business segment NBT as a percentage of operating revenue was 8.6% compared with 6.0% in 2002. These increases were primarily caused by reduced overhead spending and better operating performance.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the fourth quarter of 2003, CSS costs decreased to $51.2 million, from $58.4 million in the year-earlier period. This marked the twelfth consecutive quarter of reduced year-over-year CSS costs. The decreases were attributable to reduced spending across all functional areas, resulting from ongoing cost management and process improvement actions. Net unallocated CSS costs for the fourth quarter 2003 were $6.1 million compared with $4.6 million for the same period of 2002.

     For the full year, CSS costs decreased to $213.0 million compared with $233.4 million in the year-earlier period. Net unallocated CSS costs for the full year 2003 were $24.4 million compared with $24.6 million for the previous year.

Capital Expenditures

     Capital expenditures excluding acquisitions were $149.9 million in the fourth quarter of 2003, down 5% compared with $157.1 million in the same quarter of 2002. For the full year 2003, capital expenditures were up 21% to $725.1 million, from $600.3 million in 2002. The full year increase in capital expenditures reflects planned higher vehicle replacements, primarily related to the rental product line. In addition, approximately $97 million of the purchase prices of Ryder’s previously announced acquisitions of General Car and Truck Leasing System and Vertex Services were paid by year end 2003.

Leverage and Free Cash Flow

     Total obligations (on-balance sheet debt plus present value of equipment lease obligations) as of December 31, 2003 decreased $263.9 million from the prior year-end as a result of pay down of debt primarily through positive operating cash flow. However, balance-sheet debt as of December 31, 2003 increased by $264.4 million compared with the prior year-end largely as a result of the adoption of FIN 46. Total obligations to equity as of December 31, 2003 were 146%, down from 201% in the year-earlier period. The leverage ratio for balance-sheet debt at year-end 2003 was 135% compared with 140% at the previous year-end. Free cash flow for the full year 2003 is estimated to be $269.2 million compared with $365.9 million for the full year 2002. The decrease reflects higher capital expenditures, including acquisitions, which offset improved operating cash flow.

     Commenting on Ryder’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy A. Leinbach stated, “Better operating performance along with disciplined asset management processes have significantly improved Ryder’s financial position. We intend to use our strong operational and financial foundation to grow the business and deliver greater earnings leverage.”

Outlook

     Ryder realized strong pension asset performance during the fourth quarter of 2003. Accordingly, Ryder’s 2004 pension expense is now estimated to be $10.0 million less than initially planned. Partially offsetting this benefit are higher than anticipated levels of outstanding shares, caused by a higher stock price and the delayed implementation of the Company’s share repurchase program, which is expected to result in some dilution of EPS in 2004. In view of these factors, Ryder is increasing its 2004 EPS forecast by $0.06 to the range of $2.46 to $2.56 for the full year, and $0.36 to $0.39 for the first quarter.

     Commenting on the Company’s outlook, Swienton stated, “Ryder is focused on profitable revenue growth and realizing earnings leverage. In the Fleet Management Solutions segment, we are encouraged by the quality of the customer base recently acquired through the purchase of General’s truck leasing business. Transactional business in this segment, including commercial rental, should continue to improve. Growing our contractual business, in all segments, remains a top priority as the economy improves and our customers’ confidence grows stronger.”

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2003 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

# # #

Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions. The risks included here are not exhaustive. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impacts of such factors on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s fourth quarter/full year 2003 earnings Webcast is scheduled for Thursday, February 5, 2004, from 11:00 a.m. to 12:00 noon (Eastern Time). Speakers will be Chairman, President and Chief Executive Officer Gregory T. Swienton and Executive Vice President and Chief Financial Officer Tracy A. Leinbach.

▶	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/using the Conference Number: RH9627613 and Passcode: RYDER

▶	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-397-5652 and use the Passcode: 0205, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2003 and 2002
(In millions, except per share data)

	Three Months		Twelve Months

	2003	2002	2003	2002

Revenue	$1,216.9	1,204.7	$4,802.3	4,776.3

Operating expense	520.7	491.4	2,039.1	1,949.4
Salaries and employee-related costs	306.2	317.5	1,242.9	1,268.7
Freight under management expense	106.8	111.8	414.3	414.4
Depreciation expense	170.6	140.1	624.6	552.5
Gains on vehicle sales, net	(3.9)	(4.4)	(15.8)	(14.2)
Equipment rental	30.6	76.9	200.9	343.5
Interest expense	25.7	21.3	96.2	91.7
Miscellaneous income, net	(5.1)	(6.4)	(12.2)	(9.8)
Restructuring and other charges (recoveries), net	3.5	6.2	(0.2)	4.2

	1,155.1	1,154.4	4,589.8	4,600.4

Earnings before income taxes and cumulative effect of changes in accounting principles	61.8	50.3	212.5	175.9
Provision for income taxes	(22.4)	(17.9)	(77.0)	(63.3)

Earnings before cumulative effect of changes in accounting principles	39.4	32.4	135.5	112.6
Cumulative effect of changes in accounting principles	—	—	(4.1)	(18.9)

Net earnings	$39.4	32.4	$131.4	93.7

Diluted earnings per common share	$0.61	0.52	$2.06	1.50

Weighted average common shares — diluted	65.1	62.7	63.9	62.6

Supplemental earnings per share information:

Earnings before cumulative effect of changes in accounting principles	$0.61	0.52	2.12	1.80
Cumulative effect of changes in accounting principles	—	—	(0.06)	(0.30)

Net earnings	$0.61	0.52	$2.06	1.50

Memo: EPS Impact of restructuring and other (charges) recoveries, net	$(0.03)	(0.06)	0.00	(0.04)

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	December 31,	December 31,
	2003	2002

Assets:

Cash and cash equivalents	$140.6	104.2
Other current assets	966.5	920.0
Revenue earning equipment (a)	3,046.0	2,497.6
Operating property and equipment, net	506.9	530.9
Other assets	618.6	714.3

	$5,278.6	4,767.0

Liabilities and Shareholders’ Equity:

Current liabilities (including current portion of long-term debt) (a)	$1,074.1	862.1
Long-term debt (a)	1,449.5	1,389.1
Other non-current liabilities (including deferred income taxes)	1,410.6	1,407.6
Shareholders’ equity	1,344.4	1,108.2

	$5,278.6	4,767.0

SELECTED KEY RATIOS

	December 31,	December 31,
	2003	2002

Debt to equity (a)	135%	140%
Total obligations to equity (b)*	146%	201%

	Twelve months ended
	December 31,

	2003	2002

Return on average common equity (c)	11.0%	7.5%
Return on average assets (c)	2.6%	1.9%
Average asset turnover	96.7%	98.6%

(a)	Includes impact of consolidating vehicle securitization trusts effective July 1, 2003.

(b)	Total obligations represent debt plus off-balance sheet equipment obligations.

(c)	Includes the effect of accounting changes.

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2003 and 2002
(Dollars in millions)

	Three Months			Twelve Months

	2003	2002	B(W)	2003	2002	B(W)

Revenue:
Fleet Management Solutions:
Full service lease and programmed maintenance	$449.8	444.3	1.2%	$1,791.5	1,795.3	(0.2%)
Commercial rental	129.7	119.4	8.6%	490.9	458.4	7.1%
Fuel	156.3	153.7	1.7%	640.7	582.6	10.0%
Other	75.5	87.3	(13.5%)	308.6	346.7	(11.0%)

Total Fleet Management Solutions	811.3	804.7	0.8%	3,231.7	3,183.0	1.5%
Supply Chain Solutions	351.5	344.4	2.1%	1,362.4	1,388.3	(1.9%)
Dedicated Contract Carriage	130.4	133.6	(2.4%)	514.7	518.0	(0.6%)
Eliminations	(76.3)	(78.0)	2.2%	(306.5)	(313.0)	2.1%

Total revenue	$1,216.9	1,204.7	1.0%	$4,802.3	4,776.3	0.5%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$55.2	63.8	(13.5%)	$195.5	214.4	(8.8%)
Supply Chain Solutions	14.2	(1.1)	NA	41.3	(6.2)	NA
Dedicated Contract Carriage	11.1	7.9	40.5%	33.5	31.1	7.7%
Eliminations	(9.1)	(9.5)	4.2%	(33.6)	(34.6)	2.9%

	71.4	61.1	16.9%	236.7	204.7	15.6%
Unallocated Central Support Services	(6.1)	(4.6)	(32.6%)	(24.4)	(24.6)	0.8%

Earnings before restructuring and other recoveries (charges), net and income taxes	65.3	56.5	15.6%	212.3	180.1	17.9%

Restructuring and other recoveries (charges), net	(3.5)	(6.2)	43.5%	0.2	(4.2)	NA

Earnings before income taxes	61.8	50.3	22.9%	212.5	175.9	20.8%
Provision for income taxes	(22.4)	(17.9)	(25.1%)	(77.0)	(63.3)	(21.6%)

Earnings before cumulative effect of changes in accounting principles	39.4	32.4	21.6%	135.5	112.6	20.3%
Cumulative effect of changes in accounting principles	—	—	NA	(4.1)	(18.9)	78.3%

Net earnings	$39.4	32.4	21.6%	$131.4	93.7	40.2%

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2003 and 2002
(Dollars in millions)

	Three Months			Twelve Months

	2003	2002	B(W)	2003	2002	B(W)

Fleet Management Solutions

Total revenue	$811.3	804.7	0.8%	$3,231.7	3,183.0	1.5%
Fuel revenue	(156.3)	(153.7)	1.7%	(640.7)	(582.6)	10.0%

Dry revenue*	$655.0	651.0	0.6%	$2,591.0	2,600.4	(0.4%)

Segment net before tax earnings	$55.2	63.8	(13.5%)	$195.5	214.4	(8.8%)

Earnings before income taxes as % of total revenue	6.8%	7.9%		6.0%	6.7%

Earnings before income taxes as % of dry revenue*	8.4%	9.8%		7.5%	8.2%

Supply Chain Solutions

Total revenue	$351.5	344.4	2.1%	$1,362.4	1,388.3	(1.9%)
Freight Under Management (FUM) expense	(105.4)	(110.8)	4.9%	(409.9)	(410.5)	0.1%

Operating revenue*	$246.1	233.6	5.4%	$952.5	977.8	(2.6%)

Segment net before tax earnings	$14.2	(1.1)	NA	$41.3	(6.2)	NA

Earnings before income taxes as % of total revenue	4.0%	(0.3%)		3.0%	(0.4%)

Earnings before income taxes as % of operating revenue*	5.8%	(0.5%)		4.3%	(0.6%)

Dedicated Contract Carriage

Total revenue	$130.4	133.6	(2.4%)	$514.7	518.0	(0.6%)
Freight Under Management (FUM) expense	(1.4)	(1.0)	(40.0%)	(4.3)	(3.9)	(10.3%)

Operating revenue*	$129.0	132.6	(2.7%)	$510.4	514.1	(0.7%)

Segment net before tax earnings	$11.1	7.9	40.5%	$33.5	31.1	7.7%

Earnings before income taxes as % of total revenue	8.5%	5.9%		6.5%	6.0%

Earnings before income taxes as % of operating revenue*	8.6%	6.0%		6.6%	6.0%

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended December 31, 2003 and 2002
(Dollars in millions)

FREE CASH FLOW RECONCILIATION

	2003	2002

Cash provided by operating activities	$816.9	632.8
Changes in the aggregate balance of trade receivables sold	—	110.0
Collections on direct finance leases	61.4	66.5
Sales of property and revenue earning equipment	212.5	152.7
Purchases of property and revenue earning equipment	(725.1)	(600.3)
Acquisitions	(96.5)	—
Other, net	—	4.2

Net free cash flow *	$269.2	365.9

DEBT TO EQUITY RECONCILIATION

	4Q 2003	% to Equity	3Q 2003	% to Equity	4Q 2002	% to Equity

On-Balance Sheet Debt	$1,815.9	135%	$1,776.0	144%	$1,551.5	140%
PV of mimimum lease payments and guaranteed residual values under operating leases for equipment	153.1		189.7		370.4
PV of contingent rentals under securitizations (a)	—		—		311.0

Total Obligations Including Securitization*	$1,969.0	146%	$1,965.7	159%	$2,232.9	201%

(a)	In connection with adopting FIN 46 effective July 1, 2003, the Company consolidated the vehicle securitization trusts previously disclosed as off-balance sheet debt.

*	Non-GAAP financial measure